EXHIBIT 99.1

European Wax Center, Inc. Reports Second Quarter Fiscal Year 2024 Results

Updates fiscal 2024 outlook including expected net new center openings

Second Quarter Fiscal 2024 versus 2023

•
Net new centers increased 5.6% to 1,059 total centers in 45 states
•
System-wide sales of $260.2 million increased 2.3%
•
Total revenue of $59.9 million increased 1.3%
•
Same-store sales increased 1.6%
•
GAAP net income of $6.0 million increased 7.3%
•
Adjusted net income of $7.3 million increased 4.0%
•
Adjusted EBITDA of $20.6 million decreased 2.6%

Plano, TX, August 14, 2024 - Today, European Wax Center, Inc. (NASDAQ: EWCZ), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 26 weeks ended July 6, 2024.

In a separate release today, European Wax Center announced that its Board of Directors has appointed David Berg as Chief Executive Officer (“CEO”), effective August 12, 2024. Mr. Berg succeeds David Willis, who served as CEO and previously held various positions including President, Chief Operating Officer and Chief Financial Officer.

David Berg, Executive Chairman and CEO of European Wax Center, Inc. stated, “I’m excited to be back as CEO at European Wax Center during an important time for our business. While the second quarter marked a period of top line growth, anchored by the consistency and stability of our core guests, the ongoing macroeconomic environment continues to pressure consumer spending and our ability to attract and retain new guests to our brand. We have also worked with our franchise partners to reevaluate near-term development plans and extend the timeline of new center openings to allow more capacity and resources to improve overall performance. As a result, we are updating our full year financial guidance, including our outlook for new center openings.”

Mr. Berg continued, “As I transition back into the day-to-day CEO role, I am working with the executive team, franchise partners, associates and our Board to put an action plan in place to reinvigorate new guest growth and retention and drive transactions even in a tough macroeconomic environment. Our financial performance and our new center productivity are inextricably linked, and we believe that improving center performance will feed the flywheel for unit development and expansion. By narrowing our focus on key priorities, I believe that our “says” will match our “dos” going forward, and we will continue to deliver value for all stakeholders while positioning European Wax Center to generate meaningful top-line, bottom-line and unit growth over the long-term.”

Results for the Second Quarter of Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 8 net new centers, and we ended the quarter with 1,059 centers, representing a 5.6% increase versus 1,003 centers in prior year period.
•
System-wide sales of $260.2 million increased 2.3% from $254.2 million in the prior year period driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $59.9 million increased 1.3% from $59.1 million in the prior year period.
•
Same-store sales increased 1.6%.

•
Selling, general and administrative expenses (“SG&A”) of $12.9 million decreased 8.7% from $14.1 million in the prior year period. SG&A as a percent of total revenue improved 230 basis points to 21.6% from 23.9%, primarily due to lower incentive compensation expense and the receipt of proceeds from a legal judgment, partially offset by increased technology expenses.
•
Interest expense of $6.4 million decreased from $6.8 million in the prior year period, primarily due to an increase in interest income from the Company’s short-term investments.
•
Income tax expense was $1.7 million compared to $2.8 million, and the effective tax rate was 22.5% compared to 33.1% in the prior year period.
•
Net income of $6.0 million increased 7.3% from $5.6 million, and Adjusted net income of $7.3 million increased 4.0% from $7.1 million in the prior year period.
•
Adjusted EBITDA of $20.6 million decreased 2.6% from $21.2 million in the prior year period. As a percent of total revenue, Adjusted EBITDA margin decreased 140 basis points to 34.5% from 35.9%.
•
The Company repurchased $10.0 million of its Class A Common Stock during the period.

Year-to-Date Results through the Second Quarter of Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 15 net new centers in the first half of fiscal 2024.
•
System-wide sales of $481.5 million increased 1.9% from $472.6 million in the prior year-to-date period driven by net new centers opened over the past twelve months and increased spend by guests at existing centers.
•
Total revenue of $111.7 million increased 2.5% from $109.0 million in the prior year-to-date period.
•
Same-store sales increased 0.3%.
•
SG&A of $26.4 million decreased 16.0% from $31.4 million in the prior year-to-date period. SG&A as a percent of total revenue improved 520 basis points to 23.6% from 28.8%, primarily due to lower incentive and share-based compensation expense and the receipt of proceeds from a legal judgment, partially offset by increased technology expenses.
•
Interest expense of $12.7 million decreased from $13.6 million in the prior year-to-date period, primarily due to increased interest income.
•
Income tax expense was $3.0 million compared to $2.3 million, and the effective tax rate was 23.4% compared to 33.2% in the prior year-to-date period.
•
Net income of $9.7 million increased 114.2% from $4.5 million, and Adjusted net income of $12.2 million increased 16.1% from $10.5 million in the prior year-to-date period.
•
Adjusted EBITDA of $38.1 million increased 1.7% from $37.5 million in the prior year-to-date period. As a percent of total revenue, Adjusted EBITDA margin decreased 30 basis points to 34.1% from 34.4%.

Balance Sheet and Cash Flow

The Company ended the quarter with $55.7 million in cash and cash equivalents, $6.5 million in restricted cash, $392.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $14.4 million during the quarter.

Fiscal 2024 Outlook(1)

The Company updates its previous outlook for fiscal year 2024 as follows:

	Fiscal 2024 Outlook (Current)	Fiscal 2024 Outlook (Previous)
New Center Openings, Net	27 to 32	75 to 80
System-Wide Sales	$930 million to $950 million	$1,000 million to $1,025 million
Total Revenue	$216 million to $221 million	$225 million to $232 million
Same-Store Sales	(1.5)% to 0.5%	2% to 5%
Adjusted Net Income(2)	$19 million to $22 million	$22 million to $25 million
Adjusted EBITDA	$70 million to $74 million	$75 million to $80 million

——————————————

(1) Fiscal 2022 and Fiscal 2023 each included a 53rd week in the fourth quarter. The Company estimates the 53rd week contribution to the top and bottom line is approximately equal to the contribution from an average fourth quarter week. The Company’s current outlook assumes no meaningful change in consumer behavior driven by inflationary pressures and no further impacts from incremental tightening in the labor market beyond what we see today.

(2) Adjusted net income outlook assumes an effective tax rate of approximately 25% for Fiscal 2024 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments.

(3) Adjusted EBITDA outlook includes approximately $4 million of costs related to the Company’s investment in laser hair removal.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss second quarter fiscal 2024 results today, August 14, 2024, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which now includes more than 1,000 centers in 45 states, generated sales of $955 million in fiscal 2023. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2024, its capital allocation strategy and its long-term targets and algorithm, including but not limited to statements under the heading “Fiscal 2024 Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the operational and financial results of its franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain of effectively respond to a loss of key executives; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver its products; changes in supply costs and decreases in the Company’s product sourcing revenue; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits it may claim; changes in general economic and business conditions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 6, 2024 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

We define Adjusted net income (loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses. Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release.

This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted net income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted net income (loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised system-wide sales as revenue, our royalty revenue is calculated based on a percentage of franchised system-wide sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in year-over-year sales from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

(Unaudited)

	July 6, 2024	January 6, 2024
ASSETS
Current assets:
Cash and cash equivalents	$55,684	$52,735
Restricted cash	6,465	6,493
Accounts receivable, net	10,086	9,250
Inventory, net	22,062	20,767
Prepaid expenses and other current assets	6,276	6,252
Total current assets	100,573	95,497
Property and equipment, net	1,732	2,284
Operating lease right-of-use assets	3,866	4,012
Intangible assets, net	154,595	164,073
Goodwill	328,551	328,551
Deferred income taxes	136,088	138,215
Other non-current assets	2,504	3,094
Total assets	$727,909	$735,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$16,385	$17,966
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	2,873	9,363
Deferred revenue, current portion	4,315	5,261
Operating lease liabilities, current portion	1,274	1,232
Total current liabilities	28,847	37,822
Long-term debt, net	372,599	372,000
Tax receivable agreement liability, net of current portion	197,908	197,273
Deferred revenue, net of current portion	6,330	6,615
Operating lease liabilities, net of current portion	2,926	3,158
Other long-term liabilities	2,264	2,246
Total liabilities	610,874	619,114
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of July 6, 2024 and January 6, 2024, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,415,110 and 51,261,001 shares issued and 47,711,539 and 48,476,981 shares outstanding as of July 6, 2024 and January 6, 2024, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 12,214,845 and 12,278,876 shares issued and outstanding as of July 6, 2024 and January 6, 2024, respectively)	—	—
Treasury stock, at cost 3,703,571 and 2,784,020 shares of Class A common stock as of July 6, 2024 and January 6, 2024, respectively	(50,001)	(40,000)
Additional paid-in capital	237,218	232,848
Accumulated deficit	(102,379)	(109,506)
Total stockholders’ equity attributable to European Wax Center, Inc.	84,838	83,342
Noncontrolling interests	32,197	33,270
Total stockholders’ equity	117,035	116,612
Total liabilities and stockholders’ equity	$727,909	$735,726

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 6, 2024	July 1, 2023	July 6, 2024	July 1, 2023
REVENUE
Product sales	$33,923	$33,725	$63,421	$61,567
Royalty fees	14,465	14,147	26,901	26,498
Marketing fees	8,142	7,915	15,238	14,817
Other revenue	3,341	3,303	6,185	6,100
Total revenue	59,871	59,090	111,745	108,982
OPERATING EXPENSES
Cost of revenue	16,024	16,900	29,548	31,357
Selling, general and administrative	12,911	14,134	26,377	31,397
Advertising	11,576	8,684	20,264	16,493
Depreciation and amortization	4,985	5,045	9,985	10,108
Gain on sale of center	—	—	(81)	—
Total operating expenses	45,496	44,763	86,093	89,355
Income from operations	14,375	14,327	25,652	19,627
Interest expense, net	6,367	6,762	12,703	13,624
Other expense (income)	269	(792)	249	(792)
Income before income taxes	7,739	8,357	12,700	6,795
Income tax expense	1,739	2,763	2,971	2,254
NET INCOME	$6,000	$5,594	$9,729	$4,541
Less: net income attributable to noncontrolling interests	1,694	1,582	2,602	1,037
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$4,306	$4,012	$7,127	$3,504

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Twenty-Six Weeks Ended
	July 6, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$9,729	$4,541
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,985	10,108
Amortization of deferred financing costs	2,773	2,639
Provision for inventory obsolescence	(70)	(11)
Provision for bad debts	113	80
Deferred income taxes	2,789	2,164
Remeasurement of tax receivable agreement liability	249	(792)
Gain on sale of center	(81)	—
Loss on disposal of property and equipment	3	—
Equity compensation	3,323	7,757
Changes in assets and liabilities:
Accounts receivable	(964)	(2,452)
Inventory, net	(1,246)	(506)
Prepaid expenses and other assets	948	(1,110)
Accounts payable and accrued liabilities	(835)	(1,464)
Deferred revenue	(1,044)	529
Other long-term liabilities	(541)	(263)
Net cash provided by operating activities	25,131	21,220
Cash flows from investing activities:
Purchases of property and equipment	(215)	(623)
Cash received for sale of center	135	—
Net cash used in investing activities	(80)	(623)
Cash flows from financing activities:
Principal payments on long-term debt	(2,000)	(2,000)
Distributions to EWC Ventures LLC members	(2,515)	(1,214)
Repurchase of Class A common stock	(10,001)	(819)
Taxes on vested restricted stock units paid by withholding shares	(393)	(146)
Dividend equivalents to holders of EWC Ventures units	(725)	(2,615)
Payments pursuant to tax receivable agreement	(6,496)	(3,209)
Net cash used in financing activities	(22,130)	(10,003)
Net increase in cash, cash equivalents and restricted cash	2,921	10,594
Cash, cash equivalents and restricted cash, beginning of period	59,228	50,794
Cash, cash equivalents and restricted cash, end of period	$62,149	$61,388
Supplemental cash flow information:
Cash paid for interest	$10,976	$11,097
Cash paid for income taxes	$444	$513
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$21	$—
Right-of-use assets obtained in exchange for operating lease obligations	$592	$368

Reconciliation of GAAP net income to Adjusted net income:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 6, 2024	July 1, 2023	July 6, 2024	July 1, 2023
(in thousands)
Net income (loss)	$6,000	$5,594	$9,729	$4,541
Share-based compensation(1)	1,941	1,826	3,323	7,757
Remeasurement of tax receivable agreement liability (2)	269	(792)	249	(792)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	(659)	—	(739)	—
Tax effect of adjustments to net income (5)	(209)	432	(327)	(1,039)
Adjusted net income	$7,342	$7,060	$12,154	$10,467

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents the income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 6, 2024	July 1, 2023	July 6, 2024	July 1, 2023
(in thousands)
Net income	$6,000	$5,594	$9,729	$4,541
Interest expense, net	6,367	6,762	12,703	13,624
Income tax expense	1,739	2,763	2,971	2,254
Depreciation and amortization	4,985	5,045	9,985	10,108
EBITDA	$19,091	$20,164	$35,388	$30,527
Share-based compensation(1)	1,941	1,826	3,323	7,757
Remeasurement of tax receivable agreement liability (2)	269	(792)	249	(792)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	(659)	—	(739)	—
Adjusted EBITDA	$20,642	$21,198	$38,140	$37,492
Adjusted EBITDA margin	34.5%	35.9%	34.1%	34.4%

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

Investor Contact

European Wax Center, Inc.

Bethany Johns

Bethany.Johns@myewc.com

469-270-6888

Media Contact

Creative Media Marketing

Carolanne Coviello

Ewc@cmmpr.com

212-979-8884 ext 209